EXHIBIT 10.11
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is entered into this 30th day of July, 2008, by and between DAVID S. DOLL (“Doll”), an individual residing at 350 Courtland Avenue, Harleysville, Pennsylvania 19438 and IMPAX LABORATORIES, INC., a Delaware corporation with offices located at 121 New Britain Boulevard, Chalfont, Pennsylvania 18914 (the “Company”), who shall be referred to collectively herein as the “Parties.”
     WHEREAS, the Parties have decided to terminate Doll’s employment with the Company and settle all outstanding matters between them;
     NOW, THEREFORE, for the mutual consideration set forth herein and intending to be legally bound, the Parties hereto agree as follows:
     1. Resignation and Termination of Employment Agreement. Doll here by resigns, and the Company hereby accepts, Doll’s resignation from his employment with the Company, effective as of the close of business August 1, 2008 (the “Termination Time”). At the Termination Time,
(a) that certain Employment Agreement made as of September 1, 2006 by and between Doll and the Company (the “Employment Agreement”), including Doll’s rights to the 60,000 Restricted Shares and 60,000 Stock Options granted and to be granted thereunder, and
(b) the fully vested options to purchase 172,500 shares of the Company’s common stock currently held by Doll, and all rights and obligations under the Employment Agreement, the Restricted Shares and Stock Options granted and to be granted thereunder, and the fully vested options shall terminate and have no further force or effect.
     2. Special Separation Benefits.
     In full and complete settlement of all claims Doll may have had under the Employment Agreement, as well as any and all other claims he has or may have against the Company, its affiliates, representatives, officers, directors and employees and all other persons who are defined in the form of Release attached hereto as Exhibit A as “Persons Released,” whether such claims stem from his employment, the Employment Agreement and/or the cessation of his employment with the Company or otherwise, through the date of this Agreement, and provided Doll shall have executed said Release and shall not have exercised his right of revocation under Section 6 hereof, the Company shall, on August 7, 2008, pay the following separation benefits to Doll:
(a) six hundred twenty thousand dollars ($620,000) in cash (the “Severance Payment”); and
(b) 94,705 shares of the Company’s common stock (the “Shares”);
provided, however, that the Company shall withhold from the payment of the Severance Payment and Shares such taxes and other deductions as are required by law. The Company believes, based upon the report of its independent consultant, that the current fair market value of its common stock is $8.53 per share and that the current fair market value of the Shares is therefore $807,834. The Company shall withhold, with respect to the taxes relating to the Shares, that number of Shares having a value of $201,958 (25% of the fair market value of the Shares), based upon the fair market value per share of $8.53.
     Doll represents that the Shares, which will be issued to David S. Doll and Kathrine M. Doll, are being acquired by them for their own account, for investment, and not with a view to the distribution thereof. Doll acknowledges that the Shares have not been registered under the

Securities Act of 1933, as amended, that they are restricted shares, and that the certificates representing the Shares shall bear the following restrictive legend:
The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel satisfactory to the Corporation that registration is not required under the Act.
At such time as such forms are normally processed for payments made in 2008, the Company shall issue an IRS Form W-2 to Doll for the Separation Pay and for the value of the Shares.
     3. No Other Compensation. Except as provided in this Agreement, Doll will not be entitled to any future benefit payment, commission, bonus, allowance, severance or contingent compensation from the Company by virtue of his employment or the termination thereof and no further payment, benefit or services will be made or provided to Doll by the Company in consideration for his entering into this Agreement or otherwise.
     4. Re-employment. Doll shall not seek re-employment with the Company or any affiliate, or any of their respective successors or assigns, at any time in the future unless the Company shall have waived such obligation in writing. Should Doll nevertheless seek such re-employment, he hereby acknowledges that he will not file any action, suit, claim, charge, complaint, grievance or demand relating to the Company’s or such affiliate’s refusal to hire him.
     5. Releases. In consideration of the Company’s undertakings and agreements hereunder, and specifically in consideration for the payments and benefits described in Section 2, Doll shall deliver to the Company an executed Release in the form attached hereto as Exhibit A. The Company shall deliver to Doll an executed Release in the form attached hereto as Exhibit B. Without limiting the generality of the forgoing or anything in the Releases, Doll releases the

Company and each of the other Persons Released from any and all claims arising from or related to his employment (and Employment Agreement) with the Company, which he could make on his own behalf, as well as those which may be made by any other person or organization on his behalf. Doll specifically waives any right to become, and promises not to become, a member of any class in a case in which a claim or claims against the Company or any other Persons Released are made involving any events that took place up to and including the date of this Agreement, except to the extent that such waiver is prohibited by statute.
     6. Employee Rights. Doll expressly acknowledges that he is aware of his legal right to consider this Agreement for a period of twenty-one (21) days and that the Agreement will remain open during this period. At Doll’s sole option, this Agreement may be executed prior to the expiration of this twenty-one (21) day period. The Company hereby advises Doll to consult with an attorney prior to executing this Agreement. Doll acknowledges that he has done so, since being given this Agreement. Further, Doll has the right to revoke this Agreement within seven (7) days of the execution thereof. Doll expressly agrees that any notice of revocation hereunder shall be in writing and shall be deemed to have been duly given if received by the Company at the following address no later than 5:00 p.m. on the seventh (7th) calendar day following the execution of this Agreement: Impax Laboratories Inc., 121 New Britain Boulevard, Chalfont, PA 18914, Attention: Arthur A. Koch, Jr., Chief Financial Officer. The Agreement shall not become effective until after such seven (7)-day period has expired without the Company having received notice of revocation. Doll understands that if he revokes this Agreement, he will not be entitled to the benefits provided for hereunder.
     7. No Charges. Doll waives his right to file any charge or complaint, nor will he accept any relief or recovery from any charge or complaint, before any federal, state, or local administrative agency against the Company or any of the other Persons Released, except as such waiver is prohibited by statute, for any actions that could or did arise or accrue prior to and including the date of this Agreement arising from or relating to his employment, the Employment Agreement, or his separation from the Company; provided, however, that Doll shall not be prohibited from participating in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission. Doll further waives all rights to file any other action before any federal, state, or local court against the Company or any of the other Persons Released for any actions related to his employment, the Employment Agreement, or his separation from the Company that could or did arise or accrue prior to and including the date of this Agreement, and he acknowledges and confirms that no such charge, complaint or action exists in any forum or form against any of the Persons Released.
     8. No Admissions. By entering into this Agreement, none of the Parties admits to any wrongdoing against any other Party. Doll acknowledges and agrees that neither this Agreement, nor the furnishing of the consideration for the Release executed by him, shall be deemed or construed at any time for any purpose as an admission by the Persons Released of any liability or unlawful conduct of any kind.
     9. Restrictive Covenants.
          (a) Non-Solicitation. For a period of thirty-six (36) months following the Termination Time, Doll will not, directly or indirectly, for his own account or for the benefit of any natural person, corporation, limited liability company, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (collectively, “Persons”), hire, assist in hiring, solicit, or assist in soliciting, or contact for the purpose of any of the foregoing, any employee of the Company, or in any way induce, encourage, or cause any employee of Company to leave the employ of Company, or interfere with such employee’s relationship with Company.
          (b) Non-Disclosure. Doll will not, at any time, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of himself or any other Person, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Business of the Company, including customer lists, accounts and information, prospective customer lists, contractor, subcontractor and vendor lists and information, product research and development, drug formulations, information relating to planned or contemplated ANDAs, NDAs, Paragraph 4 filings, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, know-how, policies, financial information, financial condition, business strategies and plans and other information of the Company or its affiliates which is not generally available to the public and which has been developed or acquired by the Company or its affiliates with significant effort and expense (“Confidential Information”). Contemporaneously with the execution of this Agreement, Doll shall deliver to the Company all Confidential Information (whether in written or electronic form), and all copies of same, that were made by Doll or otherwise came into his possession or under his control at any time during his employment by the Company.
          (c) Intellectual Property. Doll represents that he has communicated to the Company all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of the Company that were conceived or developed by Doll alone, or with others, at any time (during or after business hours) while Doll was employed by the Company. Doll acknowledges that all such ideas and creations are inventions and works for hire and are the Company’s exclusive property. Doll will execute any document that the Company reasonably deems necessary to confirm its ownership of such ideas and creations.
          (d) Non-Disparagement. Neither Doll nor the Company will at any time publish or communicate any disparaging or derogatory statement or opinion about the other, including, with respect to the Company, its management, products or services, to any Person; provided, however, that it shall not be a breach of this provision for either Party to testify truthfully in any judicial or administrative or other governmental proceeding or to make statements or allegations in legal filings that are based on such Party’s reasonable belief and are not made in bad faith.
          (e) Enforcement. Doll acknowledges that the covenants and agreements of this Section 9 herein are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Doll further acknowledges that any breach or threat of breach by him of any of the covenants or agreements will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies that the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Doll and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to litigation to enforce any of the covenants that has a fixed term, then such term shall be extended for a period equal to the period during which a material breach of such covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such covenant.
          (f) Acknowledgements. Doll acknowledges that the covenants are a material part of the consideration bargained for by the Company, and, without Doll’s agreement to be bound by the covenants, the Company would not have agreed to enter into this Agreement. Doll further acknowledges and agrees that the Business of the Company and its services are highly competitive and that the covenants contained in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests and Confidential Information. Doll also acknowledges that the Company has invested significant time, effort, resources and expense in training its employees and that the restrictions contained in this Section 9 are reasonable and necessary to protect the Company’s investment and legitimate business interests, and to preserve an undisrupted workplace.
          (g) Scope. If any portion of any covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the covenants is determined to be unenforceable because of its scope, duration, area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such covenant to the extent it believes is lawful and appropriate.
          (h) Indemnification. Each Party shall indemnify, defend and hold harmless the other in respect of all liabilities, charges, damages, losses, expenses, fees, and costs of any nature (including reasonable attorney’s fees and costs of litigation) that result from a failure by such Party to fully perform or comply with any covenant contained in this Section 9.
     10. Disclosure. The Parties understand that the Company may publicly disclose such terms of this Agreement as may be required to comply with its obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     11. Review of Agreement. Doll acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the release contained herein, and that he has had a reasonable and sufficient time and opportunity to consult with his attorney.
     12. Construction and Amendment. In entering into this Agreement, Doll acknowledges that he has not relied on any representation or statement, whether oral or written, other than set forth in this Agreement. This Agreement contains all of the terms of the Parties’ agreement and shall not be modified or changed other than by the written agreement of all Parties. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against either of the Parties. Should any provision of this Agreement be declared unlawful or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void, leaving the remainder of this Agreement in full force and effect.
     13. Choice of Law and Forum. This Agreement shall be interpreted under the laws of the Commonwealth of Pennsylvania, and any action to enforce its terms shall be brought in a court of competent jurisdiction in the Commonwealth of Pennsylvania.
     14. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.
PLEASE READ THIS AGREEMENT CAREFULLY, AS IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN

CLAIMS. BY SIGNING THIS AGREEMENT, DAVID S. DOLL ACKNOWLEDGES THAT HE HAS READ THE AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

Dated: July 30, 2008	/s/ David S. Doll
David S. Doll

Impax Laboratories, Inc.
Dated: July 30, 2008	By:	/s/ Larry Hsu
Larry Hsu

Exhibit A
RELEASE
I, David S. Doll, do hereby agree as follows:
In consideration of the payments and other benefits to be provided to me by Impax Laboratories, Inc. (“the Company”) as described in the Separation Agreement dated July 30, 2008, to which the form of this Release is annexed as Exhibit A (the “Agreement”), and for other good and valuable consideration as described in the Agreement, receipt of which I hereby acknowledge, I do hereby forever release and discharge the Company and its present and former parents, subsidiaries, divisions, affiliated entities, partners, joint venturers, predecessors, successors and assigns, all of their respective shareholders, officers, directors, agents, attorneys, servants and employees (hereafter referred to separately and collectively as the “Persons Released”), from any and all claims, demands, debts, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action and remedies of any nature whatsoever, known or unknown, arising from the beginning of time until the date of this Release (hereinafter referred to collectively as “Claims”), including with specific emphasis, but without limitation, (1) any and all claims under the Employment Agreement made as of September 1, 2006 by and between the Company and me (the “Employment Agreement”) (2) any and all claims for employee benefits under the Employee Retirement Income Security Act of 1974, as amended; (3) any and all claims of employment discrimination on any basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Civil Rights Act of 1866, the Immigration Reform and Control Act of 1986, the Pennsylvania Human Relations Act; (4) any and all claims under other federal, state, local or foreign laws, whether based on contract, tort, or other legal or equitable theory of recovery; and (5) any and all claims for attorneys’ fees; provided, however, that this Release shall not impair my right or ability to enforce the Company’s obligations as set forth in the Agreement. This Release is given by me for me, and my agents, representatives, heirs, family, successors and assigns, and shall be binding on all of them.
I acknowledge that as of the date of this Release there are no further payments or benefits promised or otherwise due in the future to me by or from the Company, except only any payments specifically described in and to be made under the Agreement.
I agree that I will not hereafter assert any Claims against the Persons Released for any acts or omissions occurring from the beginning of time through the date of this Release. By entering into this Release, I do not waive rights or claims that arise after the date this Release is executed.
For a period of seven (7) days following the execution of this Release, I have the right to revoke this Release. This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at the following address no later than 5:00 p.m. on the seventh day after execution of this Release: Impax Laboratories, Inc., 131 New Britain Boulevard, Chalfont, Pennsylvania 18914, Attention: Arthur A. Koch, Jr., Chief Financial Officer.
I acknowledge that I have been advised and urged by the Company in writing to consult with an attorney prior to executing this Release. I further represent and warrant that the Company has given me a period of at least twenty-one (21) days in which to consider this Release before executing the same.
Acceptance by me of the monies or benefits paid or provided by the Company, as described in the Agreement, at any time more than seven (7) days after the execution of this Release shall constitute an admission by me that I did not revoke this Release during the revocation period of seven (7) days and shall further constitute an admission that this Release has become effective and enforceable.
If I execute this Release at any time prior to the end of the twenty-one (21) day period that the Company gave to me in which to consider this Release, such early execution was a knowing and voluntary waiver of my right to consider this Release for at least twenty-one (21) days, and was due to my belief that I had ample time in which to consider and understand this Release and in which to review the same with an attorney.
I ACKNOWLEDGE, REPRESENT, AND WARRANT THAT I HAVE CAREFULLY READ THIS RELEASE; THAT I FULLY UNDERSTAND ITS TERMS, CONDITIONS AND SIGNIFICANCE; THAT I HAVE HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS RELEASE; THAT THE COMPANY HAS ADVISED AND URGED ME TO CONSULT WITH AN ATTORNEY CONCERNING THIS RELEASE; THAT I HAVE HAD A FULL OPPORTUNITY TO DO SO, AND THAT I HAVE EXECUTED THIS RELEASE VOLUNTARILY AND KNOWINGLY, AND WITH SUCH ADVICE AS I DEEMED APPROPRIATE.
I acknowledge and agree that this Release constitutes a “general release” and extends to all claims, whether or not known to or suspected by me prior to the execution of this Release. I, absolutely and forever, release and waive all of my rights under any federal or state statute limiting the scope of a general release. I agree that if this Release does not become effective for any reason, this Release shall be deemed negotiation for settlement only and will not be admissible in evidence or usable for any purpose whatsoever in connection with or at any trial or appeal in connection with any action.

This Release shall be governed by and construed under the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed wholly within such state. I declare that there are no other discussions, negotiations, commitments or understandings that are not set forth herein or in the Agreement.
     IN WITNESS WHEREOF, I have executed this Release to have immediate effect from and after this 30th day of July 2008.

/s/ David S. Doll
David S. Doll

Social Security Number

Exhibit B
Impax Laboratories, Inc. hereby agrees as follows:
     In consideration of the promises and mutual agreements contained in the Separation Agreement dated July 30, 2008 to which the form of this Release is attached as Exhibit B (the “Agreement”), Impax Laboratories, Inc. (“the Company”) agrees that, except as otherwise provided, it will not at any time assert a claim or institute any action in respect of, and hereby knowingly and voluntarily remises, releases and forever discharges David S. Doll ( the “Releasing Party”) from any and all actions or causes of action, suits, injuries, debts, claims, charges, losses, damages, expenses, complaints, grievances, contracts (whether oral or written, express or implied from any source) and promises whatsoever, in law or equity, which the Company ever had or may have against the Releasing Party, including those unknown, undisclosed and unanticipated, for, upon, or by reason of any matter, cause or thing whatsoever which occurred up to the date of the Agreement, (other than claims arising out of criminal acts or willful misconduct), including any and all claims arising out of, relating to, or based upon, his employment by the Company, or any alleged violation of local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law, and including any claims for costs, attorneys’ fees, or other expenses. There is excepted from this Release any claims relating to the obligations of the Releasing Party to the Persons Released pursuant to the Agreement or relating to the enforcement of the rights of the Persons Released thereunder.

Impax Laboratories, Inc.
By	/s/ Larry Hsu
Larry Hsu